EXHIBIT 3.3

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF SABA SOFTWARE, INC.

Saba Software, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Saba Software, Inc.

SECOND: The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is April 16, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend and restate Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. Each four (4) shares of the corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the corporation’s Common Stock as reported on The Nasdaq National Market at the close of the trading day immediately prior to the effectiveness of this Certificate of Amendment. Whether or not the stock split provided above would result in fractional shares for a holder of record, shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time the stock split occurs.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.”

FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 52,999,040 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

FIFTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws at a meeting of the Board of Directors of the Corporation on May 1, 2003 at which a quorum was present and acting throughout. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

SIXTH: This amendment shall be effective as of 12:01 A.M., Eastern Daylight time, on May 12, 2003.

IN WITNESS WHEREOF, Saba Software, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of May 8, 2003.

Saba Software, Inc.

/s/ Geno P. Tolari

Geno P. Tolari
Chief Executive Officer